                                                                    EXHIBIT 12.1

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                 Nine Months               Year Ended December 31
                                                    Ended
                                                 September 30
                                                     2001       2000        1999        1998      1997     1996
                                                                     (in millions, except ratios)
                                                 ---------------------------------------------------------------
Earnings

Income (Loss) Before Income Taxes                   $629.6    $  865.6      $(165.5)  $  920.2  $  916.7  $567.8
Fixed Charges                                        138.9       197.1        155.2      138.3     101.1    71.9
                                                    ------    --------      -------   --------  --------  ------
Adjusted Earnings                                   $768.5    $1,062.7      $ (10.3)  $1,058.5  $1,017.8  $639.7
                                                    ======    ========      =======   ========  ========  ======

Fixed Charges

Interest and Debt Expense                           $128.1    $  181.8      $ 137.8   $  119.9  $   84.9  $ 58.5
Amortization of Deferred Debt Costs                    1.9         2.4          2.4        3.3       0.7       -
Portion of Rents Deemed
      Representative of Interest (a)                   8.9        12.9         15.0       15.1      15.5    13.4
                                                    ------    --------      -------   --------  --------  ------
Total Fixed Charges                                 $138.9    $  197.1      $ 155.2   $  138.3  $  101.1  $ 71.9
                                                    ======    ========      =======   ========  ========  ======

Ratio of Earnings to Fixed Charges                     5.5         5.4         (0.1)       7.7      10.1     8.9


(a) Generally deemed to be one-third of rental expense.